Exhibit 99.2

Q2 2013 Business Update Conference Call July 29, 2013

Agenda Select Second Quarter 2013 Metrics Current Business Conditions & Outlook

Safe Harbor To the extent that this presentation discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These items include the risk factors discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Select Second Quarter 2013 Metrics

Select Q2 2013 Financial Metrics Bookings up 20% to ~$85M Cash Balance $585M Continued weak overall business conditions MOCVD $52M (+42% sequentially) MBE $6M (flat) Data Storage $27M (flat) Down slightly – continued good job managing cash and working capital Shipments up sequentially; MOCVD pricing pressure intense

Update on Accounting Review – Working to Be A Timely Filer as Soon as Possible Primary area of focus remains on technical accounting issues related to “multiple element arrangements” for MOCVD transactions originating in 2009 and 2010 These systems were delivered, accepted and paid for in full Review is not related to any product quality or customer satisfaction issues The Company is undergoing a comprehensive review of “multiple element” arrangements since 2009 Veeco is examining >100 multiple element arrangements which involve hundreds of individual transactionsrules require significant interpretation and judgment We are making significant progress and have achieved several key milestones NASDAQ granted Veeco an extension until Nov. 4th to become current in our filings Still unclear whether or not a restatement will be required

Current Business Conditions and Outlook

Market Trends Still Mixed Data Storage: Little capacity buying Customers making strategic investments for HAMR and other next-gen technology MOCVD/LED: Utilization rates stable at high levels Increased quoting and pick-up in customer confidence But caution remains and orders still low MBE: Deal funnel is improving for R&D; starting to increase our win rate Wireless market still digesting capacity; focused on growing Services

Top LED Customers Add Capacity Strong China TV demand and high LED use in tablets LED lighting business continues to grow as a percentage of sales Lower LED prices in China are beginning to drive lighting marketing adoption We are winning capacity additions at key customers

Veeco Innovation Helped Accelerate LED Bulb to the “Teens Price” Veeco Epi Cost reduction is 2X faster than U.S. DOE Forecast (‘10-’12) Normalized Epi Cost ($/µm.cm2) 2010 2012 2015 2020 $50 LED bulb Price $13 $23 $6 $5 Throughput Yield (HP) Automation Cluster Yield Next Gen Next Gen U.S. Dept of Energy projected bulb cost Actual bulb cost Reduction of Epi cost from Veeco innovations

Driving our Growth Strategy Expand Leadership in Core Markets LED Lighting Compound Semi Production Hard Disk Drive #1 Technology MOCVD MBE IBD, IBE, PVD (Data Storage) Extend to New Growth Markets Organic and Acquisitions GaN Power Electronics Grow Share in MBE R&D Penetrate OLED MEMS EUV Photomask Focused on Growing Services in all Businesses

Key Take-Aways We are managing our cash and expenses through the downturn We are focused on completing the accounting review and getting back to being current filers We continue to invest in next generation product development in LED & Power Electronics and for emerging opportunities in OLED, EUV and MEMS We are growing our Services business and maintaining our edge as the preferred supplier to top industry players

Q&A Session

Q2 2013 Business Update Conference Call July 29, 2013